Exhibit 2

Letter to Shareholders of Selectis Health, Inc.

March 10, 2026

Dear Shareholders,

Black Pearl Equities, LLC has commenced a tender offer to acquire shares of Selectis Health, Inc. (“Selectis” or the “Company”) at a price of $5.05 per share in cash.

The offer is being made pursuant to the Offer to Purchase dated March 10, 2026, together with the related Letter of Transmittal and tender offer materials filed with the U.S. Securities and Exchange Commission.

This tender offer provides Selectis shareholders with the opportunity to determine for themselves whether to tender their shares for cash at the stated price, subject to the terms and conditions described in the Offer Documents.

Summary of Principal Terms

• Offer Price: $5.05 per share in cash

• Shares Sought: Up to 100% of the issued and outstanding shares of Selectis Health, Inc.

• Minimum Condition: At least 51% of the outstanding shares must be tendered

• Expiration Date: May 11, 2026, 5:00 p.m., unless extended in accordance with applicable law

• Depositary: Equiniti Trust Company, LLC

• Information Agent: D.F. King & Co., Inc.

Conditions to the Offer

The tender offer is subject to the terms and conditions described in the Offer to Purchase.

Among other things, the offer contemplates that:

• The Board of Directors of Selectis Health, Inc. waive or otherwise render inapplicable any shareholder rights plan that would be triggered by the acquisition of shares pursuant to the offer.

• The Board waive the Company’s charter ownership limitations, including the 9.8% ownership cap, so that shares tendered in the offer may be freely acquired.

• The Offeror receive reasonable access to customary due diligence materials consistent with the terms of the Offer to Purchase.

These conditions are intended to allow the transaction to proceed in a customary manner should shareholders elect to tender their shares.

Important Information for Shareholders

Complete details of the tender offer, including the procedures for tendering shares and the full terms and conditions of the offer, are contained in the Offer to Purchase and related materials filed with the U.S. Securities and Exchange Commission.

Shareholders are encouraged to review these materials carefully and in their entirety before making any decision regarding the offer.

Shareholders who have questions or require assistance in tendering their shares may contact the Information Agent:

D.F. King & Co., Inc.
28 Liberty Street, Floor 53
New York, NY 10005
Call Toll Free: (800) 769-4414
Banks and Brokers Call Collect: (646) 452-2614
Email: GBCS@dfking.com

Copies of the tender offer materials are also available free of charge from the U.S. Securities and Exchange Commission at www.sec.gov or from the Information Agent.

Black Pearl Equities, LLC makes no recommendation as to whether shareholders should tender or refrain from tendering their shares. Each shareholder should make their own decision after reviewing the Offer Documents and consulting their financial, legal, and tax advisors.

Sincerely,

Black Pearl Equities, LLC

Abraham Schwartz
Chief Executive Officer
Black Pearl Equities LLC

Questions and Answers About the Tender Offer

Who is making the offer?

The offer is being made by Black Pearl Equities, LLC, a private investment firm focused on healthcare and skilled nursing real estate investments.

What securities are being sought?

Black Pearl is offering to purchase Common Stock of Selectis Health, Inc.

What is the purchase price?

Black Pearl is offering to purchase shares for $5.05 per share in cash, without interest and subject to applicable withholding taxes.

How many shares are you seeking to purchase?

Black Pearl is offering to purchase up to 100% of the outstanding shares, subject to a minimum tender condition of 51% of the outstanding shares.

If fewer than 51% of the shares are tendered, the offer will not be completed unless the condition is waived.

When does the tender offer expire?

The tender offer is currently scheduled to expire at 5:00 p.m., Eastern Time, on May 11, 2026, unless the offer is extended in accordance with applicable law.

Can the offer be extended?

Yes. Black Pearl may extend the offer in accordance with applicable securities laws and as described in the Offer to Purchase.

Any extension will be publicly announced.

What conditions must be satisfied for the offer to close?

The offer is subject to customary conditions described in the Offer to Purchase, including:

The offer is subject to customary conditions, including, among others, the tender of at least 51% of the outstanding shares of the Company’s Common Stock, the receipt of customary due diligence materials reasonably necessary to evaluate the Company’s current condition and operations, the absence of certain material adverse developments affecting the Company, and the satisfaction of any applicable regulatory or contractual requirements.

Has the board of Selectis recommended that shareholders tender their shares?

As of the date of this offer, the Board of Directors of Selectis Health, Inc. has not made a recommendation with respect to the Offer. Shareholders should review the Schedule 14D-9 when filed.

Do I have to tender my shares?

No. Shareholders are not required to tender their shares.

Each shareholder should carefully review the Offer to Purchase and related materials and consult with their financial or legal advisors before making a decision.

If I tender my shares, can I withdraw them?

Yes.

Shares tendered in the offer may be withdrawn at any time before the expiration of the offer, and under certain circumstances after that time as described in the Offer to Purchase.

How do I tender my shares?

Shareholders whose shares are held through a broker, bank, or other nominee should contact their broker or nominee and instruct them to tender the shares on their behalf.

Shareholders who hold shares directly in their own name should complete and return the Letter of Transmittal in accordance with the instructions included with the tender offer materials.

Who is the depositary for the tender offer?

The depositary for the tender offer is Equiniti Trust Company.

Who is the information agent for the tender offer?

The information agent assisting with the tender offer is D.F. King & Co.

Shareholders who have questions about the tender offer or require additional copies of materials may contact the information agent at:

D.F. King & Co., Inc.
28 Liberty Street, Floor 53
New York, NY 10005
Call Toll Free: (800) 769-4414
Banks and Brokers Call Collect: (646) 452-2614
Email: GBCS@dfking.com

Where can I obtain the tender offer documents?

The full tender offer materials, including the Offer to Purchase and Letter of Transmittal, are available through the U.S. Securities and Exchange Commission filing system and from the information agent.

Important Notice to Shareholders

This document is a summary of certain terms of the tender offer and does not contain all information that may be important to shareholders.

Shareholders are encouraged to read the Offer to Purchase, the Letter of Transmittal, and other documents filed with the SEC carefully before making any decision regarding the tender offer.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements regarding the proposed tender offer by Black Pearl Equities, LLC (“Black Pearl”) to acquire shares of Common Stock of Selectis Health, Inc., including statements relating to the anticipated timing of the offer, the potential completion of the transaction, and possible strategic or operational outcomes. Forward-looking statements may be identified by the use of words such as “expects,” “intends,” “plans,” “believes,” “may,” “will,” “should,” “anticipates,” “estimates,” “potential,” “continue,” or similar expressions. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Such risks and uncertainties include, among other things, the level of shareholder participation in the tender offer, actions taken by the board of directors of Selectis Health, the availability and results of due diligence materials, conditions in the skilled nursing and healthcare markets, regulatory or legal developments, the satisfaction or waiver of the conditions to the tender offer, the possibility that the tender offer may be extended, modified, or terminated, and other factors described in documents filed with the Securities and Exchange Commission. Black Pearl undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Important Information for Shareholders

This communication is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell securities. The tender offer described herein is being made solely pursuant to the Offer to Purchase, the Letter of Transmittal, and related tender offer materials filed by Black Pearl with the Securities and Exchange Commission. Black Pearl has filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission in connection with the offer. Shareholders of Selectis Health, Inc. are strongly encouraged to read the tender offer materials, including the Offer to Purchase and the Letter of Transmittal, as well as any amendments or supplements to those documents, carefully and in their entirety because they contain important information regarding the tender offer. These materials are available at no charge on the website of the Securities and Exchange Commission and may also be obtained without charge from the information agent for the tender offer, D.F. King & Co., whose contact information is included in the tender offer materials.

Additional Information

In connection with the tender offer, the board of directors of Selectis Health, Inc. will be required to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission. Shareholders are urged to read the Schedule TO, the Offer to Purchase, the Schedule 14D-9, and any other relevant documents filed with the Securities and Exchange Commission carefully before making any decision regarding the tender offer, as they will contain important information.